EXHIBIT 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of January 3, 2005 (the “Effective Date”), is made and entered into this 21st day of April, 2005, by and between California Pizza Kitchen, Inc., a Delaware corporation (the “Company”), and Susan M. Collyns (the “Executive”).

In consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Employment Term. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein. The Company shall continue to employ Executive as Senior Vice President, Finance and Chief Financial Officer of the Company for the period commencing on the Effective Date and ending on the earlier of (a) the date of termination of this Agreement pursuant to the provisions of Section 4 hereof, or (b) December 28, 2007; provided, however, that commencing on December 28, 2007, and on the last day of each of the Company’s fiscal years thereafter, the Employment Period shall be automatically extended through the end of the Company’s next succeeding fiscal year unless, no later than June 30th of any year, either party shall have given written notice to the other that it does not wish to extend the Employment Period of this Agreement (the “Employment Period”). References herein to the Employment Period of this Agreement shall refer to both the initial Employment Period and any such extended Employment Period. Executive hereby accepts such continued employment by the Company for the Employment Period on the terms set forth herein.

Section 2. Duties. During the Employment Period, Executive shall serve as Senior Vice President, Finance and Chief Financial Officer. The Company may promote Executive to Executive Vice President, Finance or another appropriate position during the Employment Period. Executive shall render such business and professional services in the performance of her duties consistent with Executive’s position within the Company as well as such services reasonably assigned to her by the Co-Chief Executive Officers and/or the Board of Directors of the Company. Executive shall, at all times, report to the Co-Chief Executive Officers and/or the Board of Directors of the Company and no other individuals within the Company, and all information technology, planning, corporate finance and accounting employees of the Company shall be responsible to report to Executive or such other individuals as she designates. Employee’s principal place of employment shall be the offices provided by the Company located in Los Angeles, California, but it is understood and acknowledged that the performance of her duties will require Executive to travel outside Los Angeles. Executive, however, shall not be required, without her consent, to relocate her principal place of employment more than 25 miles from the current location of the offices provided by the Company located in Los Angeles.

At all times during the Employment Period, Executive shall devote her best efforts and abilities to the performance of her duties on behalf of the Company and to the promotion of its interests consistent with, and subject to, the strategies, policies and directions of the Co-Chief Executive Officers and the Board. Notwithstanding the foregoing, Executive may be involved in civic and charitable activities, may manage her personal investments and may serve on the boards of any public or private companies, trade organizations or professional associations; provided that prior to agreeing to serve as a member of the board of directors of any other entity, Executive shall discuss her intentions to do so with the Board of Directors of the Company.

The Company may nominate Executive to serve on the Board of Directors during the Employment Period in the discretion of the Board’s Nominating and Governance Committee. If Executive is so nominated and elected, the Company agrees that thereafter it will use its reasonable best efforts to cause Executive to continue to be nominated to serve on the Board of Directors during the remainder of the Employment Period.

Section 3. Compensation. During the Employment Period, as compensation for her services and covenants hereunder:

(a) The Company shall pay Executive an annual base salary of Three Hundred Thousand Dollars ($300,000), prorated for any partial employment year, payable in equal installments at the Company’s current payroll intervals; provided, however, that the Compensation Committee, in consultation with the Co-Chief Executive Officers, may increase such amount during the Employment Period in its sole and absolute discretion (the “Base Salary”). Such Base Salary shall be reviewed annually, and shall be subject to such annual increase, if any, as determined by the Compensation Committee, in consultation with the Co-Chief Executive Officers, in its sole discretion. The difference between the Base Salary previously paid to the Executive for the payroll periods ending between January 3, 2005 and the date of execution of this Agreement, less applicable withholding amounts, shall be paid to Executive in a lump sum concurrent with the execution of this Agreement.

(b) Commencing in fiscal year 2005, Executive shall be entitled to an annual target performance based bonus (the “Annual Bonus”) based on the achievement of certain performance based objectives established by the Compensation Committee. The Annual Bonus shall provide the Employee the opportunity to receive a target bonus amount equal to forty five percent (45%) of her Base Salary; provided, however, that the Compensation Committee, in consultation with the Co-Chief Executive Officers, may increase, but not decrease, the percentage of Executive’s Base Salary representing her target bonus in its sole and absolute discretion. Different Annual Bonus Amounts may be payable for performance results within a range between a threshold that is less than the specified performance target and for performance results in excess of the specified performance target. The Annual Bonus Amount will range from 30% of Base Salary for attainment of the performance based threshold amount to a maximum of 200% for exceptional performance in excess of the performance based target amount. Exhibit A hereto sets forth the performance targets that if achieved will result in the payment of the corresponding percentage of Base Salary as Annual Bonus in fiscal year 2005.

(i) The performance targets for 2005 have been previously specified by the Compensation Committee and shall hereafter be established annually by the Compensation Committee based on financial performance factors determined by the Compensation Committee in its sole discretion, but after consultation with Executive and the Co-Chief Executive Officers.

(ii) The Annual Bonus shall be payable in cash not later than the 15th day following delivery of the audited financial statements for the Company and its subsidiaries for the year for which the Annual Bonus is payable (the “Audited Financial Statements”).

(c) On the date this Agreement is executed, the Company shall grant Executive options to acquire 100,000 shares of Common Stock, pursuant and subject to the terms and conditions herein and the terms of the Company’s 2004 Omnibus Incentive Compensation Plan. Such option shall be substantially in the form set forth in the Non-Qualified Stock Option Agreement attached hereto as Exhibit B. The exercise price per share of the options shall be the closing price of the Company Common Stock on the date this Agreement is executed. The options shall be immediately vested and exercisable as to 50% of the grant on the grant date and thereafter an additional 4.17% of the original grant shall vest on each quarterly anniversary until fully vested and exercisable at the end of the third anniversary of the grant date. The options granted to Executive under the 2004 Omnibus Incentive Compensation Plan shall be nonstatutory stock options that are not intended to be incentive stock options under Section 422 of the Internal Revenue Code. Each option granted under the terms of the 2004 Omnibus Incentive Compensation Plan shall be for a term of ten years and shall provide that in the event Executive’s employment terminates for any reason other than for Cause or voluntary termination by the Executive without Good Reason, vested options shall continue to be exercisable for at least three years following the employment termination date, but not longer than the expiration of the ten-year term after the date of grant. Additional options may be granted to Executive in the discretion of the Compensation Committee. The Compensation Committee shall grant Executive additional awards under the 2004 Omnibus Incentive Compensation Plan each year during the Employment Period beginning in 2006 in a minimum amount of (i) options to purchase 30,000 shares of Common Stock, or (ii) with the consent of Executive, 10,000 shares of restricted stock. It is anticipated that grants in excess of the foregoing minimum amounts may be awarded in recognition of superior performance during the Employment Period.

(d) For so long as the Company remains a public company, Company shall use commercially reasonable efforts to (i) cause the shares of Common Stock reserved for issuance to Executive pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan to be included in a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of no less than 3,750,000 shares of the Company’s Common Stock, issuable pursuant to the Company’s 2004 Omnibus Incentive Compensation Plan; (ii) cause such awards and the shares issuable pursuant to such awards to be registered or otherwise exempt under the securities or blue sky laws of California and such other jurisdictions in the United States as may be applicable; and (iii) to maintain a current prospectus and to cause such Common Stock to be listed on the principal exchange or exchanges or qualified for trading on the principal over-the-counter market on which the Company’s Common Stock is then listed or traded, so long as any Options remain outstanding and have not been exercised or terminated and for a period of five years after exercise.

(e) Executive shall be entitled to paid vacation of three weeks annually, which shall increase to four weeks per annum effective as of the fifth anniversary of Executive’s hire date. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive’s duties hereunder. At no time may Executive accumulate or accrue more than eight weeks of unused vacation time. Should Executive accumulate or accrue eight weeks of earned but unused vacation time, Executive shall cease to earn any further vacation benefits until such time as Executive’s earned but unused vacation time falls below eight weeks.

(f) Executive shall be entitled to paid maternity leave of up to three months (as determined in the discretion of Executive). Executive shall receive her full Base Salary and benefits as set forth herein throughout any period of maternity leave and shall remain eligible to receive the Annual Bonus set forth in Section 3(b) hereof without any reduction or modification as a result of taking maternity leave in accordance with this provision.

(g) Upon presentation of properly itemized charges together with appropriate documentation, the Company shall reimburse Executive for all reasonable and necessary expenses properly incurred by her in the performance of her duties hereunder, in accordance with the Company’s policies therefor, as may be in effect from time to time.

(h) The Company shall provide Executive with an automobile allowance of One Thousand Dollars ($1,000) per month. The Company shall also reimburse Executive for expenses associated with her automobile in accordance with Company policy.

(i) The Company shall reimburse Executive for her membership purchase price or dues (not including minimums or other usage charges unless such expenses are reimbursable pursuant to paragraph (g) above) at one country or dining club of her choice located in the State of California, up to a maximum rate of $10,000 per year excluding minimums and other usage charges reimbursed to Executive pursuant to paragraph (g) above.

(j) Executive shall be allowed to participate in any present or future medical, health insurance or other personal fringe benefits plan adopted by the Company for the general and overall benefit of its full time employees (it being understood, however, that participation in any such plan is subject to whatever eligibility requirements are applicable generally to such plan).

(k) To the extent that the Company maintains any errors and omissions or other liability insurance covering officers and directors (“Insurance”), Executive shall be covered under such policy or policies to the fullest extent in accordance with the terms thereof. However, nothing herein shall in any way require the Company to continue to maintain any Insurance; provided, however, that the Company shall provide to Executive notice of a modification (including a copy of such modification) or termination of Insurance.

(l) The Company shall reimburse Executive for reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement.

Section 4. Early Termination of Agreement and Other Matters.

(a) It is agreed and understood that this Agreement (except for Sections 6 and 7 hereof) and Executive’s employment with the Company shall terminate automatically upon the first to occur of any of the events set forth in (i) through (v) below:

(i) the date of Executive’s death;

(ii) the date on which the Board shall give Executive notice of termination on account of a Disability (as hereinafter defined), which has prevented Executive from satisfactorily and completely performing her duties under this Agreement for a period or periods aggregating more than one hundred twenty (120) days in any twelve (12) consecutive months (it being understood that prior to the date of delivery of such notice, the Company shall compensate Executive as set forth in Section 3 hereof and that maternity leave taken by Executive in accordance with Section 3(f) shall not be counted toward the foregoing one hundred twenty (120) day period);

(iii) within 30 days following the date on which the Board or a Co-Chief Executive Officer shall give Executive notice of termination for Cause (as hereinafter defined);

(iv) within 30 days following the date on which the Board or a Co-Chief Executive Officer shall give Executive notice of termination for any reason other than Disability or Cause or Executive shall give the Board or a Co-Chief Executive Officer notice of termination for Good Reason (as hereinafter defined); or

(v) within 60 days following the date on which Executive shall give the Board notice of Executive’s termination for other than for Good Reason.

(b) For purposes of this Agreement, “Cause” shall mean that Executive: (i) has been convicted of, or pleads guilty or nolo contendere to any act of embezzlement or fraud against the Company, its parent or any of its subsidiaries or to any felony; (ii) has committed any willful, intentional, purposeful, grossly negligent or malicious act that constitutes misconduct and has the effect of materially injuring the business or reputation of the Company, its parent or any of its affiliates and any divisions Executive may manage; or (iii) has materially breached this Agreement; provided, however, that in the event that the Board determines to terminate Executive’s employment for Cause, such termination shall only become effective if the Board shall first provide Executive written notice detailing such Cause, and if such act or omission is susceptible to cure, the Executive shall be provided a 30 day period to cure such act or omission.

(c) For the purposes of this Agreement, “Disability” shall mean that Executive is determined to be substantially disabled by the insurance company providing group long-term disability insurance for the Company’s employees, which determination would entitle Executive to disability benefit payments thereunder. If no such insurance is then in force or if no such determination has been made, “Disability” shall refer to a medically determinable physical or mental condition disabling Executive from substantially performing her duties hereunder. Notwithstanding the foregoing, however, maternity leave taken by Executive in accordance with Section 3(f) shall not be deemed to be a “Disability” for purposes of this Agreement. If such determination is disputed, then the Company and Executive shall each select a physician licensed to practice medicine in the State of California who shall, in turn, jointly select a third physician licensed to practice medicine in the State of California, who shall make a binding determination of disability. The Company shall bear the costs of obtaining such determination.

(d) For purposes of this Agreement, “Good Reason” shall mean without Executive’s consent (i) a material reduction in the duties, title or responsibilities of Executive or a material breach of this Agreement by the Company, provided that the Board fails to cure such material reduction or breach within 30 days of receipt of a written notice from Executive of such material reduction or breach or (ii) requiring Executive to relocate her principal place of employment to a location that is more than twenty-five (25) miles from the location of the Company’s principal office in the Los Angeles area as of the Effective Date.

Section 5. Compensation in Event of Termination; Survival.

(a) Except as otherwise provided below in this Section 5, upon termination of Executive’s employment for any reason, the Employment Period of this Agreement shall end and this Agreement shall expire and the Company shall have no further obligation to Executive except to the extent that Executive is otherwise entitled to any accrued but unpaid salary, bonus or benefits hereunder and insurance coverage in accordance with applicable law. Notwithstanding the expiration of the Employment Period or termination of this Agreement; the provisions set forth in Sections 6, 7 and 8 shall remain in full force and effect after the termination of Executive’s employment hereunder. Executive shall not be required to seek other employment or otherwise attempt to mitigate damages to be entitled to any of the termination benefits provided in this Section 5; provided, however, that the amount of any payment or benefit provided for in Section 5(b) shall be reduced by any compensation earned by Executive as a result of consultancy with or employment by another entity or individual during the one-year payout period under such Section; and provided further, however, that any compensation earned by Executive from service as a board member of the Company or any other entity shall not reduce such payments or benefits. All severance benefits provided under this

Section 5 shall be subject to Executive’s execution and delivery, and non-revocation within any applicable revocation period, of a mutual general release of claims in a form satisfactory to the Company and Executive; provided, however, that the Company shall not be required to release Executive from any claims arising out of or resulting from Executive’s willful misconduct, fraud, embezzlement, breach of fiduciary duty, or breach of Sections 6 or 7 hereof.

(b) In the event that the Company gives written notice that it does not wish to extend the Employment Period, Executive (or her estate in the event she dies after her termination, as applicable) shall be entitled to the following: (i) an amount equal to the sum of Executive’s Base Salary plus her Target Bonus at that time which amount shall be payable over one year following the date of expiration of the Employment Period in accordance with the regular payroll practices of the Company; (ii) any unvested options shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the termination of employment or (y) expiration date of such option according to its terms; and (iv) continuation for one year following termination of employment of health insurance benefits consistent with those provided by the Company to its senior Executives; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement and, upon the expiration of such Company paid continuation period, Executive shall be entitled to elect, at her own expense, COBRA continuation coverage for the remainder of the COBRA group health coverage period provided under applicable law.

(c) Upon a termination of Executive’s employment by the Company other than for Disability or Cause or by Executive for Good Reason, Executive (or her estate in the event she dies after her termination, as applicable) shall be entitled to the following: (i) an amount equal to two (2) times the sum of Executive’s Base Salary plus her Target Bonus at that time, which amount shall be payable over two years following the date of termination in accordance with the regular payroll practices of the Company; (ii) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the termination of employment or (y) the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives until the end of the Employment Period, such period determined without regard to such termination; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement.

(d) Upon a termination of Executive’s employment by the Company for death or Disability, Executive (or her estate, as applicable) shall be entitled to the following: (i) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; and (ii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the termination of employment or (y) the expiration date of such option according to its terms; provided that Executive has not been provided with notice referred to in Section 4(a)(iii) above.

(e) Upon a termination of Executive’s employment by the Company other than for Disability or Cause or by Executive for Good Reason that occurs within two years following a Change of Control (defined below), Executive (or her estate in the event she dies after her termination, as applicable) shall be entitled to the following: (i) an amount equal to two (2) times the sum of Executive’s Base Salary plus Target Bonus at that time, which amount shall be payable over two years following the date of termination in accordance with the regular payroll practices of the Company; (ii) any unvested option shall become fully vested and immediately exercisable and any restrictions on restricted stock that was awarded to Executive by the Company during the Employment Period shall lapse immediately; (iii) the exercise period with respect to any stock option shall continue until the earlier of (x) the last day of the three-year period following the termination of employment or (y) the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits consistent with those provided by the Company to its senior Executives for a period of two years following such termination; provided, however, that the percentage of the cost of such coverage paid by the Company shall not be less than the percentage of such costs that was paid by the Company immediately prior to the expiration date of the Agreement. In addition, if any of the payments or benefits received or to be received by Executive in connection with this Section 5(e) will be subject to any excise tax imposed under Section 4999 of the Code resulting from application of Section 280G of the Code, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of such excise tax, would be the same as the amount Executive would have retained had such excise tax not been incurred.

(f) “Change of Control” for the purposes of this Agreement, shall have the meaning set forth in Exhibit C, hereto.

(g) In the event the Company or any member of the Board asserts that Executive has breached Section 6 or 7 hereof, then the Company or such Director shall notify Executive thereof with, in the case of notification by a Director, a copy thereof being delivered to the Company. Nothing in this Section 5(g) shall impair the Company’s right to seek or obtain injunctive or other equitable relief at any time in any court having jurisdiction to enforce the provisions of Section 6 or Section 7 hereof.

(h) Executive’s obligations under Section 6 and Section 7 of this Agreement shall survive any termination of this Agreement. Notwithstanding any of the foregoing, in the event that Executive were to violate Section 6 or 7, any benefit or amount payable to Executive pursuant to this Section 5 shall be forfeited and cancelled immediately upon such violation.

Section 6. Proprietary Information of the Company.

(a) At no time during or after Executive’s employment with the Company will Executive (i) use Confidential Information (as defined below) for any purpose other than during such employment as directed by the Company or (ii) disclose Confidential Information to any person or entity other than the Company or persons or entities to whom disclosure has been authorized by the Company in writing (except that Executive may disclose such information to the minimum extent necessary to comply with governmental or judicial process, so long as Executive promptly notifies the Company of such pending disclosure and consults with the Company concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information).

(b) During the Term, Executive shall promptly communicate to Company all ideas, discoveries and inventions which relate to the Company and which are or may be useful to the Company. Executive acknowledges that all such ideas, discoveries, inventions, and improvements, which relate to the Company and which are made, conceived, or reduced to practice by her or jointly with others and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by her during the course of her employment hereunder are the property of the Company and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. Executive further agrees to cooperate fully with Company to perfect Company’s interest and title to all such ideas, discoveries, inventions and improvements. Notwithstanding the foregoing, pursuant to California Labor Code section 2870, Executive shall not be required to assign to the Company any inventions that Executive developed entirely on her own time without use of the Company’s equipment, supplies, facilities or trade secret information unless they either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business or demonstrably anticipated research and development or (ii) result from work performed by Executive for the Company.

As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company, including without limitation trade secrets, recipes, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that has become public knowledge through no fault of Executive. Executive also agrees not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company. All Confidential Information, regardless of form, is the exclusive property of the Company.

Section 7. Non-Competition/Non-Solicitation.

(a) Executive agrees that during the Employment Period, Executive shall not directly or indirectly, either individually or as an investor, owner, partner, agent, employee, independent contractor, consultant or otherwise, engage in any restaurant or other retail business, including but not limited to any business that sells pizza or other menu items offered by the Company or any subsidiary of the Company.

(b) Executive agrees that while she is employed by the Company, and for so long as Executive receives any payments pursuant to Section 5 above, she will not, directly or indirectly, solicit for employment or attempt to solicit for employment any person who was an employee, officer or director of the Company at any time during the 12 months preceding the date that Executive’s employment with the Company is terminated.

(c) As the violation by Executive of the provisions of Section 6 or this Section 7 would cause irreparable injury to the Company due to among other things her knowledge of trade secrets and proprietary information or rights, and there is no adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Executive in a court of equity from violating such provisions. Executive hereby waives any and all defenses she may have on the ground of lack of jurisdiction, forum non conveniens, or competence of the court to grant an injunction or other equitable relief, or otherwise and Executive further agrees to waive any requirement for a bond or undertaking. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

Section 8. Deductions and Other Tax Matters. Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to Executive any foreign, federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to report and remit such amounts to the proper authorities. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A would not apply or (ii) compliance with Section 409A would be achieved.

Section 9. Resolution. If any dispute under this Agreement is not settled or resolved within thirty (30) days after the receipt by each party of written notice of dispute, the matter shall be submitted to binding arbitration, such arbitration to be conducted in the State of California and, unless otherwise agreed, such arbitration will be conducted in accordance with the rules and procedures of the American Arbitration Association. The arbitrator, in its final decision, shall determine which party or parties shall bear the costs of the arbitration, including attorneys fees and expenses.

Section 10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be telecopied, delivered by overnight delivery service or mailed to the intended recipient at the telecopy number or address specified below. Such notices, requests, demands and other communications shall be deemed to have been fully given when transmitted by telecopier, answerback received, delivered by overnight delivery service against receipt or, in the case of mailed notices, three business days after such notice is enclosed in a properly sealed envelope and mailed by first class, registered or certified mail, return receipt requested, postage and registration or certain prepaid, with the United States Postal Service, in each case given or addressed as follows:

If to Executive to:

Susan M. Collyns

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 568-7720

Confirm: (310) 342-5000

If to the Company, to:

Richard L. Rosenfield

c/o California Pizza Kitchen, Inc.

6053 West Century Blvd., 11th Floor

Los Angeles, California 90045-6442

Fax: (310) 342-5053

Confirm: (310) 342-5000

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

725 South Figueroa Street, Suite 2800

Los Angeles, CA 90017-5406

Attention: Anna M. Graves, Esq.

Fax: (213) 226- 4017

Confirm: (213) 488-7577

Section 11. Entire Agreement. This Agreement contains all the understandings and representations between us pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into between the Company and Executive with respect to the subject matter hereof.

Section 12. Binding Agreement. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns, and Executive and, in the event of her death, her estate or other legal representative, except that no right or obligations under this Agreement can be assigned or transferred by Executive without the express prior written consent of the Company.

Section 13. Amendment; Waiver. No provision of this Agreement may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is agreed to in writing, signed by Executive and another employee of the Company duly authorized by the Board. Except as otherwise specifically provided in this Agreement, no waiver by either the Company or Executive of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

Section 14. Governing Law. This Agreement is deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of California, without reference to principles of conflicts of laws.

Section 15. Illegality. Without limiting Section 7 hereof, in the event that any provision or portion of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law and the parties hereto will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof.

Section 16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which, together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ RICHARD L. ROSENFIELD
Name:	Richard L. Rosenfield
Title:	Co-Chairman of the Board,
Co-Chief Executive Officer and
Co-President

EXECUTIVE

/s/ SUSAN M. COLLYNS
Susan M. Collyns

EXHIBIT A

California Pizza Kitchen CFO Bonus Matrix

	2005 CPK EBITDA (before pre-opening and restatement)	Individual CFO Bonus
	Deviation from Target	Percent of Salary	Percent of Target Bonus	Dollars [1]
	(% of target)	(% of salary)	(% of target bonus)	($000)
Below Threshold	0%	0.0%	0%	$—
Threshold	-10%	22.5%	50%	$68
	-9%	24.8%	55%	$74
	-8%	27.0%	60%	$81
	-7%	29.3%	65%	$88
	-6%	31.5%	70%	$95
	-5%	33.8%	75%	$101
	-4%	36.0%	80%	$108
	-3%	38.3%	85%	$115
	-2%	40.5%	90%	$122
	-1%	42.8%	95%	$128
Target	0%	45.0%	100%	$135
	1%	52.0%	116%	$156
	2%	59.0%	131%	$177
	3%	66.0%	147%	$198
	4%	73.0%	162%	$219
	5%	80.0%	178%	$240
	6%	87.0%	193%	$261
	7%	94.0%	209%	$282
	8%	109.0%	242%	$327
	9%	124.0%	276%	$372
	10%	139.0%	309%	$417
	11%	154.0%	342%	$462
	12%	169.0%	376%	$507
	13%	184.0%	409%	$552
Superior/Maximum	14%	200.0%	444%	$600

[1]	Assuming a $300,000 salary

EXHIBIT B

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

NOTICE OF STOCK OPTION GRANT

California Pizza Kitchen, Inc. (the “Company”) hereby grants you the following Option to purchase shares of its common stock (“Shares”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the CALIFORNIA PIZZA KITCHEN, INC. 2004 OMNIBUS INCENTIVE COMPENSATION PLAN (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[Date of Grant]
Name of Optionee:	[Name of Optionee]

Number of Option Shares:	[Number of Shares]

Exercise Price per Share:	$[Exercise Price] (The Exercise Price per Share shall not be less than one hundred percent (100%) of the Fair Market Value. If Optionee is a more than ten-percent stockholder, the Exercise Price per Share of an ISO shall be at least one hundred ten percent (110%) of Fair Market Value.)

Vesting Start Date:	[Vesting Start Date]

Type of Option:	[Type of Grant: NSO/ISO]

Vesting Schedule:	[Vesting Schedule]

Rights upon Termination:	[Vesting/Termination Schedule]

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, and the Plan document; and (b) you understand and agree that this Stock Option Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded.

[NAME OF OPTIONEE]	CALIFORNIA PIZZA KITCHEN, INC.

By:

Its:

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN (THE “PLAN”)

STOCK OPTION AGREEMENT

SECTION 1. KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of section 422 of the Internal Revenue Code (an “ISO”) or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d) of the Code.

SECTION 2. VESTING.

Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant (the “Notice”). Except as otherwise provided in the Notice, after your Service terminates for any reason, vesting of your Shares immediately stops and your Option expires immediately as to the number of Shares that are not vested as of your Service termination date.

SECTION 3. TERM.

Your Option will expire in any event at the close of business at Company headquarters ten years after the Date of Grant; provided, however, that if your Option is an ISO it will expire five years after the Date of Grant if you are a more than ten-percent stockholder of the Company (the “Expiration Date”). Also, your Option will expire earlier if your Service terminates, as described herein.

SECTION 4. REGULAR TERMINATION.

(a)	Except as otherwise provided in the Notice, if your Service terminates for any reason except termination without Cause, death, Disability, or Retirement (as such capitalized terms are defined below), the vested portion of your Option will expire at the close of business at Company headquarters on the date of termination of your Service.

(b)	Except as otherwise provided in the Notice, if your Service terminates due to termination without Cause or Retirement, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after the date of your termination without Cause or Retirement.

(c)	If your Option is an ISO and you exercise it more than three months after termination of your Service as an Employee for any reason other than death or total and permanent disability as defined under section 22(e)(3) of the Code, your Option will cease to be eligible for ISO tax treatment.

(d)	Your Option will cease to be eligible for ISO tax treatment if you exercise it more than three months after the 90th day of a bona fide leave of absence approved by the

CALIFORNIA PIZZA KITCHEN, INC.

NOTICE OF STOCK OPTION GRANT

Company, unless your right to reemployment after your leave was guaranteed by statute or contract.

(e)	Solely for purposes of your Option, “Cause”, “Retirement” and “Disability” are defined as follows.

(1)	“Cause” has the definition set forth in your employment agreement with the Company, or, if you do not have an employment agreement, includes, without limitation: (i) your commission of a felony or other crime involving moral turpitude; (ii) your negligence or willful misconduct in connection with the performance of your duties for the Company; (iii) your willful failure to follow the lawful instructions of your supervisor; and (iv) a breach of your fiduciary duty to the Company for personal profit or otherwise.

(2)	“Retirement” means retirement from full-time employment by the Company in accordance with the normal retirement policies of the Company.

(3)	“Disability” means your inability to perform a major part of the duties to be performed by you as an employee of the Company immediately prior to the inception of the disability, because of illness, accident or injury, for a period of twenty-six consecutive weeks or for a cumulative period of thirty weeks in any twelve month period.

SECTION 5. DEATH.

Except as otherwise provided in the Notice, if you die while in Service with the Company, the vested portion of your Option will expire at the close of business at Company headquarters on the date three months after the date of your death. During that three month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

SECTION 6. DISABILITY.

Except as otherwise provided in the Notice, if your Service terminates because of a Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date two months after your termination date. During that two month period, you may exercise that portion of your Option that was vested on the date of your Disability.

SECTION 7. EXERCISING YOUR OPTION.

To exercise your Option, you must provide notice according to such procedures as may be prescribed by the Company. Your exercise will be effective when appropriate notice together with full payment is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

CALIFORNIA PIZZA KITCHEN, INC.

NOTICE OF STOCK OPTION GRANT

SECTION 8. PAYMENT FORMS.

When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, Shares already owned by you, unless such action would cause the Company to recognize any (or additional) compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. Payment also may be made all or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender to pledge Shares as a security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Company in its sole discretion. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

SECTION 9. NO DUTY TO TRANSFER IN VIOLATION OF THIS AGREEMENT

The Company will not be required (a) to transfer on its books any shares of Common Stock of the Company which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares have been so transferred.

SECTION 10. TAX WITHHOLDING AND REPORTING.

(a)	You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

(b)	If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

SECTION 11. RESALE RESTRICTIONS/MARKET STAND-OFF.

You agree that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, you will not, without the prior written consent of the Company, directly or indirectly, sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or agree to engage in any of the foregoing transactions with respect to any

CALIFORNIA PIZZA KITCHEN, INC.

NOTICE OF STOCK OPTION GRANT

equity securities of the Company for such period of time after the effective date of such registration statement as may be requested by the Company. Such period of time will not exceed one hundred eighty (180) days; provided, however, that in the event the Company requests that the one hundred eighty (180) day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period will continue to apply to the extent necessary to comply with such law, rules, regulations or trading policies. You agree to execute and deliver such other agreements as may be reasonably requested by the Company which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 12. TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan, except in accordance with Section 8 hereof. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

SECTION 13. RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

SECTION 14. STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. Once a certificate for the Shares acquired upon exercise of this Option has been issued, you will have all the rights and privileges of a stockholder of the Company with respect to the Common Stock. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

SECTION 15. ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

CALIFORNIA PIZZA KITCHEN, INC.

NOTICE OF STOCK OPTION GRANT

SECTION 16. APPLICABLE LAW AND TAX DISCLAIMER.

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice of law provisions). You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. Although the Company will make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you and any tax or financial consequences that you may incur in connection with your Option.

SECTION 17. THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

CALIFORNIA PIZZA KITCHEN, INC.

NOTICE OF STOCK OPTION GRANT

EXHIBIT C

(1) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(2) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 70% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(4) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.